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                                                                    Exhibit 99.1

                     John Hogan new Clear Channel Radio CEO

           Mark Mays announces new Clear Channel Radio CEO John Hogan

     San Antonio, Texas, August 20, 2002... Mark Mays, President and Chief Operating Officer of Clear Channel Worldwide, announced today that John Hogan has been selected to lead Clear Channel Radio as its new Chief Executive Officer.

     Over the last month Mark Mays conducted an extensive search, which included many candidates inside and outside the Company. "The radio industry and our company is full of tremendous talent, it was a pleasure to speak with so many qualified candidates. In the end though, this was an easy decision. John brings the combination of sales leadership, operating vision and industry experience that is so important to our next phase of growth. With much of the acquisition activity behind us, the overriding operating goal is to grow our business organically, leveraging assets now in place. John is both uniquely suited and qualified to lead that charge."

     John has held the position of Clear Channel Radio's Chief Operating Officer for the last year. John assembled Clear Channel Radio's team of Senior and Regional Vice Presidents and worked hand in hand with this deep, strong team of managers who oversee the radio operation. In that time John has also overseen the New York and Los Angeles markets. He has been relentless in guiding the Clear Channel Radio team to improving the Clear Channel Radio programming and content, increasing revenue, controlling expenses and being good corporate citizens. Prior to accepting the Chief Operating Officer role, John was one of the Clear Channel Radio Senior Vice Presidents overseeing 15 regions including Los Angeles, Atlanta, Houston and Dallas. John is a veteran of the radio business with over 20 years of experience in radio sales, station management and corporate management.

     "Our folks in Clear Channel Radio know John very well, this announcement will not come as a surprise to them. He has made his mark as a leader in the Company. He is known for being disciplined, determined, focused, innovative and fair. John, along with his team of Senior Vice Presidents have lead their stations through change and they continue to reinvent radio - radio that gets better and better for listeners, advertising customers, our communities and for our employees." says Mark Mays.

     Hogan adds, " The opportunity to lead the greatest people and properties in Radio is an extraordinary one. I am honored to work with Mark, Lowry and Randall Mays and the countless individuals in Clear Channel stations all over the country as we continue to re-invent our business. Being able to work with an incredible team of managers in Radio as well as in Entertainment, Outdoor and Television makes this a truly unique and exciting deal. I'm anxious to continue the terrific momentum that Clear Channel Radio has started for our listeners, advertisers and communities."

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     John, his wife Nancy and 7 1/2 year old daughter Makenzi will move to San
Antonio, Texas and Clear Channel Radio will be based in the Clear Channel Worldwide San Antonio offices.

About Clear Channel Communications, Inc.

Clear Channel Communications, Inc. (NYSE: CCU), headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising industry with radio and television stations, outdoor advertising displays, and live entertainment venues in 65 countries around the world.

Certain statements in this release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Visit our website at www.clearchannel.com.